Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 3, 2025 (which includes an explanatory paragraph relating to Ekso Bionics Holdings, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Ekso Bionics Holdings, Inc. as of and for the years ended December 31, 2024 and 2023, appearing in Ekso Bionics Holdings, Inc.’s Form 10‑K for the year ended December 31, 2024.  We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

San Francisco, California

April 10, 2025